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                                                                     EXHIBIT 5.1

                  [LETTERHEAD OF FULBRIGHT & JAWORSKI L.L.P.]

                                                                January 28, 2000

VION PHARMACEUTICALS, INC.
4 Science Park
New Haven, Connecticut 06511

Dear Sirs:

    We have acted as counsel to Vion Pharmaceuticals, Inc., a Delaware corporation (the 'Company'), in connection with its filing with the Securities and Exchange Commission of a Registration Statement on Form S-3 (Registration
No. 333-     ) (the 'Registration Statement'), under the Securities Act of 1933, as amended. The Registration Statement relates to the proposed sale by the Company, in a public offering, of an aggregate of 5,080,268 shares of the Company's Common Stock, par value $.01 per share ('Common Stock'), 266,324
Class A warrants and 1,592,595 Class B warrants (collectively, the 'Warrants') and 233,333 units (the 'Units').

    In connection with this opinion, we have examined the originals, or copies certified or otherwise identified to our satisfaction, of (i) the Company's Restated Certificate of Incorporation, as amended, and By-Laws, (ii) the forms of Warrant Agreement, Underwriter's Unit Purchase Option, Placement Agent's Warrant and Warrant Agreement for Class A and Class B Warrants, filed as Exhibits 4.1, 4.2, 4.3, and 4.4, respectively (the 'Warrant Agreements') and
(iii) such corporate records, documents and such questions of law as we have deemed necessary or appropriate for the purposes of this opinion. In such examinations, we have assumed the genuineness of signatures and the conformity to original documents of the documents supplied to us as copies. As to the various questions of fact material to such opinion, we have relied upon statements and certificates of officers and representatives of the Company. We have further assumed that all documents examined by us in the form of drafts will, when executed by the requisite signatories thereto, conform in substance and form in all material respects to the drafts that we have examined.

    Based upon the foregoing, and subject to the qualifications hereinafter set forth, we are of the opinion that the Common Stock, the Warrants and the Units have been duly authorized and, when issued and sold in accordance with the terms and conditions of the Warrant Agreements and the Unit Purchase Option, will be validly issued, fully paid and nonassessable.

    We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption 'Legal Matters' in the Prospectus contained therein. This consent is not to be construed as an admission that we are a person whose consent is required to be filed with the Registration Statement under the provisions of the Securities Act of 1933, as amended.

                                          Very truly yours,

                                          /s/ FULBRIGHT & JAWORSKI L.L.P.